                                                                   EXHIBIT 10.38

                                                  [TD COMMERCIAL BANKING LOGO]
                                                  Mississauga Centre CBC Branch
                                                  20 Milverton Drive
                                                  Mississauga, Ontario
                                                  L5R 3G2
                                                  Telephone No.: (905) 890-4163
                                                  Fax No.: (905) 890-4136

March 15, 2001

DAISYTEK (CANADA) INC.
35 Valleywood Drive, Unit 1
Markham, ON L3R 5L9
CAN

Attn:  George Maney, Vice President Finance & Treasury

We are pleased to offer the Borrower the following credit facilities (the "Facilities"), subject to the terms and conditions outlined below.

BORROWER                   Daisytek (Canada) Inc. (the "Borrower")

LENDER THE TORONTO-DOMINION BANK (the "Bank"), through its 20 Milverton Drive & Highway #10 branch, in Mississauga, Ontario

CREDIT LIMIT               1)       CDN $10,000,000 [or its US$ Equivalent]

TYPE OF CREDIT
AND BORROWING
OPTIONS                    1)       3 YEAR COMMITTED REVOLVING LOAN available at
                                    the Borrower's option by way of:

                                                 o  Prime Rate Based Loans in
                                                    CDN$ ("Prime Based Loans")

                                                 o  Bankers Acceptances in CDN$
                                                    ("B/As")

                                                 o  United States Base Rate
                                                    Loans in US$ ("USBR Loans")

PURPOSE                    1)       Finance day-to-day working capital
                                    requirements

TENOR                      1)       Committed

TERM                       1)       3 years

INTEREST RATES             Advances shall bear interest and fees as follows:
AND FEES
                           1)       COMMITTED REVOLVING LOAN:

                                                 o  Prime Based Loans: Prime
                                                    Rate + .50% per annum

Daisytek (Canada), Inc.                                          March 15, 2001


                                                 o  B/As: Stamping Fee at 200
                                                    bps per annum

                                                 o  United States Base Rate
                                                    Loans: USBR + .50% per annum

                           Interest Payments will be made in accordance with Schedule "A" attached hereto. Information on Interest Rate and Fee Definitions, Interest Rate Calculations and Payment is set out in the Schedule "A" attached hereto.

ARRANGEMENT
FEE The Borrower has paid or will pay prior to any drawdown hereunder a non-refundable arrangement fee of $25,000.00.

COMMITMENT
FEE (For Committed Revolving Facilities only) On the third Business Day following the last Business Day of March, June, September, and December, in each year, the Borrower shall pay to the Bank a Commitment Fee for the Committed Revolving Loan in an amount equal to 25 bps per annum calculated on a daily average amount of the undrawn portion of the Committed Revolving Loan during the quarter just ended.

ADMINISTRATION
FEE                        Waived

RENEWAL FEE                Waived

DRAWDOWN                   1)       On a revolving basis. Notice periods,
                                    minimum amounts of draws, interest periods, contract maturity, terms for Banker's
                                    Acceptances and other similar details are set out in the Schedule "A" attached hereto.

REPAYMENT                  1)       Advances under the facility can be repaid at
                                    any time, other than B/A Instruments which may be repaid at maturity.

PREPAYMENT                 1)       Prepayment charges referred to in Schedule
                                    "A" for Facilities where the Tenor is
                                    described as Committed and Drawdown is not on a revolving basis are waived for amounts outstanding that have been borrowed by way of Prime Based Loans or USBR Loans.

SECURITY The following security shall be provided, shall support all present and future indebtedness and liability of the Borrower and the grantor of the security to the Bank including without limitation indebtedness and liability under guarantees, foreign exchange contracts, cash management products, and derivative contracts, shall be registered in first position, and shall be on the Bank's standard form, supported by resolutions and solicitor's opinion, all acceptable to the Bank:

                           a) General Security Agreement, with an agreed delay of attachment until negotiated trigger events occur, over all present and future personal property.

                           b) Postponement and Subordination of Daisytek, Incorporated, and any subsidiary of Daisytek, Incorporated identified by the Bank, as to intercorporate obligations including inventory return.

                           c)       Assignment of Fire Insurance.

                           d) Inter-Creditor Agreement between the Toronto-Dominion Bank, and the Bank of Nova Scotia, covering but not limited to advances, repayment, security, defaults, cross default, realization, etc.

Daisytek (Canada), Inc.                                          March 15, 2001


                           e)       Bankers' Acceptance Agreement.

                           All of the above security and guarantees shall be referred to collectively in this Agreement as "Bank Security."

DISBURSEMENT               The obligation of the Bank to make any loan hereunder
CONDITIONS                 is subject to the Standard Disbursement Conditions
                           contained in Schedule "A" and the following additional drawdown conditions:

                           Delivery to the Bank of:

                           a) Receipt of Executed Copy of the December 18, 2000 Syndicate Credit Arrangement with Banc One, Texas, N.A.

                           b) Written Approval/Confirmation/Acknowledgment from Banc One, Texas, N.A. (Administrative Agent) that Daisytek (Canada) Inc.:

                                    1. Can enter into a "springing lien"
                                    security interest arrangement with its
                                    Canadian Lending Group

                                    2. Acknowledgment that upon payout of Banc
                                    One Canada's credit facilities, TD Bank will replace Banc One Canada

                                    3. Confirm that the aggregate level of
                                    non-US indebtedness does not exceed
                                    USD$40,000,000

                                    4. There is no upstream guarantee provided by Daisytek (Canada) Inc. to the US Syndicate

REPRESENTATIONS
AND WARRANTIES             All representations and warranties shall be deemed to
                           be continually repeated so long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect. The Borrower makes the Standard
                           Representations and Warranties set out in Schedule
                           "A."

POSITIVE                   So long as any amounts remain outstanding and unpaid
COVENANTS                  under this Agreement or so long as any commitment
                           under this Agreement remains in effect, the Borrower will and will ensure that its subsidiaries and each of the Guarantors will observe the Standard Positive
                           Covenants set out in Schedule "A" and in addition will provide:

                           a)       Monthly Borrowing Base Compliance
                                    Certificate from Daisytek (Canada) Inc. to be received within 30 days of month end.

                           b)       Annual Review Engagement Financial
                                    Statements of Daisytek (Canada) Inc. within
                                    120 days of fiscal year end.

                           c) Annual Audited Consolidated Financial Statements of Daisytek International Corporation, along with, Annual Internally Prepared Consolidated Financial Statements of Daisytek, Incorporated, and Annual Internally Prepared Financial Statements of BSD Holdings Inc., within 120 days of fiscal year end.

                           d) Annual Unconsolidated Quarterly Projected Financial Statements of Daisytek (Canada) Inc., within 120 days of fiscal year end.

                           e) Quarterly Internally Prepared Financial Statements of the Borrower, within 60 days of period end.

                           f) Quarterly Prepared Consolidated Financial Statements from Daisytek International Corporation, within 60 days of period end.

Daisytek (Canada), Inc.                                          March 15, 2001


                           g) Quarterly Compliance Certificate from Daisytek, Incorporated, and Daisytek (Canada) Inc. certifying compliance with all conditions of both the US & Canadian credit facilities, within 60 days of period end.

                           h) A copy of any amendment to Daisytek, Incorporated Credit Agreement, or any new Credit Agreement in its entirety at the time of execution.

NEGATIVE
COVENANTS                  So long as any amounts remain outstanding and unpaid
                           under this Agreement or so long as any commitment under this Agreement remains in effect, the Borrower will and will ensure that its subsidiaries and each of the Guarantors will observe the Standard Negative
                           Covenants set out in Schedule "A"."

                           a) The Borrower is not permitted to negotiate any other outside financing arrangements without the prior written consent of both the Toronto-Dominion Bank, and the Bank of Nova Scotia.

                           b)       No change in ownership of the Borrower.

                           c)       The Borrower will not pledge their
                                    respective assets or provide a guarantee to another party unless otherwise agreed to in writing by the Bank

                           d) No Dividends, withdrawals, advances to shareholders, or affiliates are permitted.

                           e) No payments by the Borrower are to be made to any shareholder, and/or affiliate other than in the normal course of business.

                           f) All advances in excess of CAD $1MM deemed the swingline will be shared on a 50/50 basis with the Bank of Nova Scotia.

                           g) Any default under the Credit Agreement dated December 18, 2000 and as subsequently amended of Daisytek, Incorporated and Daisytek International Corporation constitutes a default under the terms or credit outlined herein, notwithstanding of cure, amendment, or forbearance with regard to the US Syndicate lending arrangement.

                           h) In the event of an extension, the Borrower is to provide written notice no less than 40 days and up to 90 days prior to expiry, requesting an extension for a further period, subject to no event of default having occurred and with the extension subject to the Bank's approval.

                           i) The Borrower agrees that the terms and conditions including without limitation any security granted by the borrower to any lender, including the Bank of Nova Scotia shall not be more favorable than the terms and conditions set out herein. In the event that the Borrower does grant more favorable terms, conditions or security to any other lender, the Borrower agrees that it shall grant the same terms and conditions including equal ranking security to the Bank hereunder.

                           Permitted Liens as referred to in Schedule "A" include all liens related to current security interests and all future liens for the replacement of equipment for which a security interest currently exists.

Daisytek (Canada), Inc.                                          March 15, 2001


FINANCIAL
COVENANTS                  The Borrower agrees at all times to:

                           a) Advances under both the TD Bank and the Bank of Nova Scotia facilities are not to exceed the Borrowing Base which is defined as 80% of good quality under 90 day accounts receivable, net of intercompany accounts, plus 50% of inventory net of 0-30 day payables. Payables due to Daisytek, Incorporated, and any of its subsidiaries are not deducted from inventory for calculation purposes.

                           b)       Ratio of Current Assets to Current
                                    Liabilities is to be maintained at 1.20:1 or higher at all times.

                           c) Minimum Shareholder's Equity of $10MM is to be maintained at all times

                                    Shareholder's Equity is defined as the sum of Share Capital, Earned and Contributed Surplus

                           d) Ratio of Senior Debt to EBITDA is to be lower than 3:1.

                                    EBITDA is defined as Earnings Before
                                    Interest, Income Taxes, Depreciation, and
                                    Amortization, and is calculated on a rolling
                                    4 quarters basis.

                                        Senior Debt is defined as amounts
                                        outstanding on both the TD Bank, and the Bank of Nova Scotia facilities.
EVENTS OF
DEFAULT The Bank may accelerate the payment of principal and interest under any committed credit facility hereunder and cancel any undrawn portion of any committed credit facility hereunder, at any time after the occurrence of any one of the Standard Events of Default contained in Schedule "A" attached hereto

SCHEDULE "A" -
STANDARD
TERMS AND
CONDITIONS                 Schedule "A" sets out the Standard Terms and
                           Conditions ("Standard Terms and Conditions") which apply to these credit facilities. The Standard Terms and Conditions, including the defined terms set out therein, form part of this Agreement, unless this letter states specifically that one or more of the Standard Terms and Conditions do not apply or are modified.

AMENDMENTS TO
SCHEDULE "A" -
TERMS AND
CONDITIONS                 The following amendments to the Standard Terms and
                           Conditions apply:

                           o Remove Clause "c" in Section 8 Standard Negative Covenants.

                           o Add the following sentence "Subject to written approval by the Borrower which will not be unreasonably withheld" to the beginning of Paragraph 2 Section 9 Environmental.

                           o Add the following sentence "The Bank agrees to provide prior written notice of any such increased costs" at the end of Section 15 Added Cost.

We trust you will find these facilities helpful in meeting your ongoing financing requirements. We ask that if you wish to accept this offer of financing (which includes the Standard Terms and Conditions), please do so by signing and returning the attached duplicate copy of this letter to the undersigned. Please have the Guarantor(s) sign the letter

Daisytek (Canada), Inc.                                          March 15, 2001


below where indicated. This offer will expire if not accepted in writing and received by the Bank on or before MARCH 23, 2001.


Yours truly,

/S/ JOHN A. NEATE                    N496          /S/ SELINIA CHIU                    C1321
--------------------------------   -------         --------------------------------   -------
John A. Neate                      Signing         Selina Chiu                        Signing
Relationship Manager               No.             Analyst, Commercial Banking        No.

/S/ MASON COATES                    P682
--------------------------------   -------
Mason Coates                       Signing
Vice President                     No.

Daisytek (Canada), Inc.                                          March 15, 2001


TO THE TORONTO-DOMINION BANK:

Daisytek (Canada) Inc. hereby accepts the foregoing offer

this 20th day of March, 2000.

/S/ R. MITCHELL                             /S/ GEORGE MANEY
----------------------------------------    ----------------------------------------
Signature                                   Signature

R. Mitchell       EVP&CFO                   George Maney    VP Finance and Treasurer
----------------------------------------    ----------------------------------------

Daisytek (Canada), Inc.                                          March 15, 2001


                                   SCHEDULE A
                          STANDARD TERMS AND CONDITIONS



1. INTEREST RATE DEFINITIONS

Prime Rate means the rate of interest per annum (based on a 365/365 day year) established and reported by the Bank to the Bank of Canada from time to time as the reference rate of interest for determination of interest rates that the Bank charges to customers of varying degrees of creditworthiness in Canada for Canadian dollar loans made by it in Canada.

The Stamping Fee rate per annum is based on a 365/366 day year and the Stamping Fee is calculated on the Face Amount of each B/A presented to the Bank for acceptance.

LIBOR means the rate of interest per annum (based on a 360 day year) as determined by the Bank (rounded upwards, if necessary to the nearest whole multiple of 1/18th of 1%) at which the Bank may make available United States dollars which are obtained by the Bank in the Interbank Euro Currency Market, London, England at approximately 11:00 a.m. (Toronto time) on the second Business Day before the first day of, and in an amount similar to, and for the period similar to the interest period of, such advance.

USBR means the rate of interest per annum (based on a 365/366 day year) established by the Bank from time to time as the reference rate of interest for the determination of interest rates that the Bank charges to customers of varying degrees of creditworthiness for US dollar loans made by it in Canada.

Any interest rate based on a period of less than a year expressed as an annual rate for the purposes of he Interest Act (Canada) is equivalent to such determined rate multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in the period upon which it is based.

2. INTEREST CALCULATION AND PAYMENT

Interest on Prime Based Loans and USBR Loans is calculated daily and payable monthly in arrears based on the number of days the subject loan is outstanding.

The Stamping Fee is calculated based on the amount and the term of the B/A and payable upon acceptance by the Bank of the B/A. The net proceeds received by the Borrower on a B/A advance will be equal to the Face Amount of the B/A discounted at the Bank's then prevailing B/A discount rate for the specified term of the B/A less the B/A Stamping Fee.

Interest on LIBOR Loans is calculated and payable on the earlier of contract maturity or quarterly in arrears, for the number of days in the LIBOR interest period.

L/C and L/G fees are payable at the time of issuance of the L/C or L/G.

Interest on Fixed Rate Loans is compounded monthly and payable monthly in arrears unless otherwise noted.

Interest is payable both before and after maturity or demand, default and judgment.

Each payment under this Agreement shall be applied first in payment of costs and expenses, then interest and fees and the balance, if any, shall be applied in reduction of principal.

For loans not secured by real property, all overdue amounts of principal and interest shall bear interest from the date on which the same became due until the date of payment at the All-In Rate plus 2% per annum.

3. DRAWDOWN PROVISIONS

Prime Based and USBR Loans

There is no minimum amount of drawdown by way of Prime Based Loans and USBR Loans, except as stated in the section of the Agreement titled "Business Credit Services Agreement", if that section of the Agreement has not been deleted. The Borrower shall provide the Bank with 3 Business Day's notice of a requested Prime Based Loan or USBR Loan over $1,000,000.

B/As

The Borrower shall advise the Bank of the requested term or maturity date for B/As issued hereunder. The Bank shall have the discretion to restrict the term or maturity dates of B/As. In no event shall the term of the B/A exceed the Maturity Date. The minimum amount of a drawdown by way of B/As is $500,000 and in multiples of $100,000 thereafter. The Borrower shall provide the Bank with 3 Business Day's notice of a requested B/A drawdown.

The Borrower shall pay to the bank the final amount of the B/A at the maturity date of the B/A.

LIBOR

The Borrower shall advise the Bank of the requested LIBOR contract maturity period. The Bank shall have the discretion to restrict the LIBOR contract maturity. In no event shall the term of the LIBOR contract exceed the Maturity Date. The minimum amount of a drawdown by way of a LIBOR Loan is $1,000,000, and shall be in multiples of $100,000 thereafter. The Borrower will provide the Bank with 3 Business Day's notice of a requested LIBOR Loan.

L/C and/or L/G

The Bank shall have the discretion to restrict the maturity date of L/Gs or L/Cs.

B/A - Prime Conversion

The Borrower will provide the Bank with at least 3 Business Days notice of its intention either to convert a B/A to a Prime Based Loan or vice versa, failing which, the Bank may decline to accept such additional B/As or may charge interest on the amount of Prime Based Loans resulting from maturity of B/As at the rate of 115% of the rate applicable to Prime Based Loans for the 3 Business Day period immediately following such maturity. Thereafter, the rate shall revert to the date applicable to Prime Based Loans.

4. PREPAYMENT

For Facilities available on a "revolving" basis, prepayment is not applicable.

For Facilities where the Tenor is described as "Committed" and Drawdown is not on a revolving basis, when not in default, the Borrower may prepay all or any part of the principal then outstanding upon payment of interest accrued to the date of prepayment ("Prepayment Date") and prepayment charges equal to the greater of:

(a) three months' interest on the amount of the prepayment using the interest rate applicable to the loan facility being prepaid; and

(b) the Interest Rate Differential. "Interest Rate Differential" means the amount, by which (i) the total amount of interest the Bank would have received on the amount prepaid had it not been prepaid but remained outstanding to the Maturity Date exceeds (ii) the total amount of interest the Bank would receive on the amount prepaid on a Fixed Rate Loan made for a term from the date of prepayment until the Maturity Date using the interest rate applicable to a Fixed Rate Loan the Bank would make to a borrower for a comparable facility on the Prepayment Date for a term expiring on the Maturity Date.

Daisytek (Canada), Inc.                                          March 15, 2001


5. STANDARD DISBURSEMENT CONDITIONS

The obligation of the Bank to make any loan or advance hereunder at any time is subject to the following conditions precedent:

a) The Bank shall have received the following documents which shall be in form and substance satisfactory to the Bank:

         i) A copy of a duly executed resolution of the Board of Directors of the Borrower empowering the Borrower to enter into this Agreement;

         ii) A copy of any necessary government approvals authorizing the Borrower to enter into this Agreement;

         iii) All of the Bank Security and supporting resolutions and solicitors' letter of opinion required hereunder;

         iv) The Borrower's compliance certificate certifying compliance with all terms and conditions hereunder; and

         v) all operation of account documentation;

b) The representations and warranties contained in this Agreement are correct.

c) No event has occurred and is continuing which constitutes an Event of Default or would constitute an Event of Default, but for the requirement that notice be given or time elapse or both.

d) The Bank has received the arrangement fee payable hereunder (if any) and the Borrower has paid all legal and other expenses incurred by the Bank in connection with the Agreement or the Bank security.

6. STANDARD REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants, which representations and warranties shall be deemed to be continually repeated so long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect, that:

a) The Borrower is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the jurisdiction where the Branch/Centre is located and each other jurisdiction where the Borrower has property or assets or carries on business and the Borrower has adequate corporate power and authority to carry on its business, own property, borrow monies and enter into agreements therefor, execute and deliver the Agreement, the Bank Security, and documents required hereunder, and observe and perform the terms and provisions of this Agreement.

b) There are no laws, statutes or regulations applicable to or binding upon the Borrower and no provisions in its charter documents or in any by-laws, resolutions, contracts, agreements, or arrangements which would be contravened, breached, violated as a result of the execution, delivery, performance, observance, of any terms of this Agreement.

c) No Event of Default has occurred nor has any event occurred which, with the passage of time or the giving of notice, would constitute an Event of Default under this Agreement or which would constitute a default under any other agreement.

d) There are no actions, suits or proceedings, including appeals or applications for review, or any knowledge of pending actions, suits or proceedings against the Borrower and its subsidiaries, before any court or administrative agency which would result in any material adverse change in the property, assets, financial condition, business or operations of the Borrower.

e) All material authorizations, approvals, consents, licenses, exemptions, filings, registrations and other requirements of governmental, judicial and public bodies and authorities required to carry on its business have been or will be obtained or effected and are or will be in full force and effect.

f) The financial statements and forecasts delivered to the Bank fairly present the present financial position of the Borrower, and have been prepared by the Borrower and its auditors in accordance with Canadian Generally Accepted Accounting Principals consistently applied.

g) All of the remittances required to be made by the Borrower to the federal government and all provincial and municipal governments have been made, are currently up to date and there are no outstanding arrears. Without limiting the foregoing, all employee source deductions (including income taxes, Employment Insurance and Canada Pension Plan), sales taxes (both provincial and federal), corporate income taxes, corporate capital taxes, payroll taxes and worker's compensation dues are currently paid and up to date.

7. STANDARD POSITIVE COVENANTS

So long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect, the Borrower will, and will ensure that its subsidiaries and each of the Guarantors will:

a) Pay all amounts of principal, interest and fees on the dates, times and place specified herein and under any other agreement between the Bank and the Borrower.

b) Advise the Bank of any change in the amount and the terms of any credit arrangement made with other lenders or nay action taken by another lender to recover amounts outstanding with such other lender.

c) Advise promptly after the happening of any event which will result in a material adverse change in the financial condition, business, operations, or prospects of the Borrower or the occurrence of any Event of Default or default under this Agreement or under any other agreement for borrowed money.

d) Do all things necessary to maintain in good standing its corporate existence and preserve and keep all material agreements, rights, franchises, licenses, operations, contracts or other arrangements in full force and effect.

e) Take all necessary actions to ensure that the Bank Security and its obligations hereunder will rank ahead of all other indebtedness of and all other security granted by the Borrower.

f) Pay all taxes, assessments and governmental charges unless such taxes, assessments, or charges are being contested in good faith and appropriate reserves shall be made with funds set aside in a separate trust fund.

g) Provide the Bank with information and financial data as it may request from time to time.

h) Maintain property, plant and equipment in good repair and working condition.

i) Inform the Bank of any actual or probable litigation and furnish the Bank with copies of details of any litigation or other proceedings, which might affect the financial condition, business, operations, or prospects of the Borrower.

j) Provide such additional security and documentation as may be required from time to time by the Bank or its solicitors.

k) Continue to carry on the business currently being carried on by the Borrower its subsidiaries and each of the Guarantors at the date hereof.

l) Maintain adequate insurance on all of its assets, undertakings, and business risks.

m) Permit the Bank or its authorized representatives full and reasonable access to its premises, business, financial and computer records and allow the duplication or extraction of pertinent information therefrom.

8. STANDARD NEGATIVE COVENANTS

So long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect, the Borrower will not and will ensure that its subsidiaries and each of the Guarantors will not:

a) Create, incur, assume, or suffer to exist, any mortgage, deed of trust, pledge, lien, security interest, assignment, charge, or encumbrance (including without limitation, any conditional sale, or other title retention agreement, or finance lease) of any nature, upon or with respect to any of its assets or undertakings, now owned or hereafter acquired, except for those Permitted Liens, if any, set out in the Letter.

b) Create, incur, assume or suffer to exist any other indebtedness for borrowed money (except for indebtedness resulting from Permitted

Daisytek (Canada), Inc.                                          March 15, 2001


         Liens, if any) or guarantee or act as surety or agree to indemnify the debts of any other Person.

c) Merge or consolidate with any other Person, or acquire all or substantially all of the shares, assets, or business of any other Person.

d) Sell, lease, assign, transfer, convey or otherwise dispose of any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of subsidiaries, receivables and leasehold interests), except for inventory disposed of in the ordinary course of business.

e) Terminate or enter into a surrender of any lease of any property mortgaged under the Bank Security.

f) Cease to carry on the business currently being carried on by each of the Borrower, its subsidiaries, and the Guarantors at the date hereof.

g) Permit any change of ownership or change in the capital structure of the Borrower.

9. ENVIRONMENTAL

The Borrower represents and warrants (which representation and warranty shall continue throughout the term of this Agreement) that the business of the Borrower, its subsidiaries and each of the Guarantors is being operated in compliance with applicable laws and regulations respecting the discharge, omission, spill or disposal of any hazardous materials and that any and all enforcement actions in respect thereto have been clearly conveyed to the Bank.

The Borrower shall, at the request of the Bank from time to time, and at the Borrower's expense, obtain and provide to the Bank an environmental audit or inspection report of the property from auditors or inspectors acceptable to the Bank.

The Borrower hereby indemnifies the Bank, its officers, directors, employees, agents and shareholders, and agrees to hold each of them harmless from all loss, claims, damages and expenses (including legal and audit expenses) which may be suffered or incurred in connection with the indebtedness under this Agreement or in connection with the Bank Security.

10. STANDARD EVENTS OF DEFAULT

The Bank may accelerate the payment of principal and interest under any committed credit facility hereunder and cancel any undrawn portion of any committed credit facility hereunder, at any time after the occurrence of any one of the following Events of Default:

a) Non-payment of principal outstanding under this Agreement when due or non-payment of interest or fees outstanding under this Agreement within 3 Business Days of when due.

b) If any representation, warranty or statement made hereunder or made in connection with the execution and delivery of this Agreement or the Bank Security is false or misleading at any time.

c) If there is a breach or non-performance or non-observance of any term or condition of this Agreement or the Bank Security and, if such default is capable to being remedied, the default continues unremedied for 5 Business Days after the occurrence.

d) If the Borrower, any of its subsidiaries, or, if any of the Guarantors makes a general assignment for the benefit of creditors, files or presents a petition, makes a proposal or commits any act of bankruptcy, or if any action is taken for the winding up, liquidation or the appointment of a liquidator, trustee in bankruptcy, custodian, curator, sequestrator, receiver or any other officer with similar powers or if a judgment or order shall be entered by any court approving a petition for reorganization, arrangement or composition of or in respect of the Borrower, any of its subsidiaries, or any of the Guarantors or if the Borrower, any of its subsidiaries, or any of the Guarantors is insolvent or declared bankrupt.

e) If there exists a voluntary or involuntary suspension of business of the Borrower, any of its subsidiaries, or any of the Guarantors.

f) If action is taken by an encumbrancer against the Borrower, any of its subsidiaries, or any of the Guarantors to take possession of property or enforce proceedings against any assets.

g) If any final judgment for the payment of monies is made against the Borrower, any of its subsidiaries, or any of the Guarantors and it is not discharged within 30 days from the imposition of such judgment.

h) If there exists an event, the effect of which with lapse of time or the giving of notice, will constitute an event of default or a default under any other agreement for borrowed money in excess the Cross Default Threshold entered into by the Borrower, any of its subsidiaries, or any of the Guarantors.

i) If the Bank Security is not enforceable or if any party to the Bank Security shall dispute or deny any liability or any of its obligations under the Bank Security.

j) If, in the Bank's determination, a material adverse change occurs in the financial condition, business operations or prospects of the Borrower, any of the Borrower's subsidiaries, or any of the Guarantors.

11. ACCELERATION

If the Bank accelerates the payment of principal and interest hereunder, the Borrower shall immediately pay to the Bank all amounts outstanding hereunder, including without limitation, the amount of unmatured B/As and LIBOR Loans and the amount of all drawn and undrawn L/Gs and L/Cs. All cost to the Bank of unwinding LIBOR Loans and all loss suffered by the Bank in re-employing amounts repaid will be paid by the Borrower.

The Bank may demand the payment of principal and interest under the Operating Loan (and any other uncommitted facility) hereunder and cancel any undrawn portion of the Operating Loan (and any other uncommitted facility) hereunder, at any time whether or not an Event of Default has occurred.

12. CURRENCY INDEMNITY

US$ loans must be repaid with US$ and CDN$ loans must be repaid with CDN$ and the Borrower shall indemnify the Bank for any loss suffered by the Bank if US$ loans are repaid with CDN$ or vice versa, whether such payment is made pursuant to an order of a court or otherwise.

13. TAXATION ON PAYMENTS

All payments made by the Borrower to the Bank will be made free and clear of all present and future taxes (excluding the Bank's income taxes), withholdings or deductions of whatever nature. If these taxes, withholdings or deductions are required by applicable law and are made, the Borrower, shall, as a separate and independent obligation, pay to the Bank all additional amounts as shall fully indemnify the Bank from any such taxes, withholdings or deductions.

14. REPRESENTATION

No representation or warranty or other statement made by the Bank concerning any of the credit facilities shall be binding on the Bank unless made by it in writing as a specific amendment to this Agreement.

15. ADDED COST

If the introduction of or any change in any present or future law, regulation, treaty, official or unofficial directive, or regulatory requirement (whether or not having the force of law) or in the interpretation or application thereof, relates to:

i) the imposition or exemption of taxation of payments due to the Bank or on reserves or deemed reserves in respect of the undrawn portion of any Facility or loan made available hereunder; or

ii) any reserve, special deposit, regulatory or similar requirement against assets, deposits, or loans or other acquisition of funds for loans by the Bank; or

iii) the amount of capital required or expected to be maintained by the Bank as a result of the existence of the advances or the commitment made hereunder.

and the result of such occurrence is, in the sole determination of the Bank, to increase the cost of the Bank or to reduce the income received or receivable by the Bank hereunder, the Borrower shall, on demand by the Bank, pay to the Bank that amount which the Bank estimates will

Daisytek (Canada), Inc.                                          March 15, 2001


compensate it for such additional cost or reduction in income and the Bank's estimate shall be conclusive, absent manifest error.

16. EXPENSES

The Borrower shall pay, within 5 Business Days following notification, all fees and expenses (including, but not limited to all legal fees) incurred by the Bank in connection with the preparation, registration, and ongoing administration of this Agreement and the Bank Security and with the enforcement of the Bank's rights and remedies under this Agreement or the Bank Security whether or not any amounts are advanced under the Agreement. These fees and expenses shall include, but not be limited to, all outside counsel fees and expenses and all in-house legal fees and expenses. If in-house counsel are used, and all outside professional advisory fees and expenses. The Borrower shall pay interest on unpaid amounts due pursuant to this paragraph at the Prime Rate plus 2% per annum.

17. NON-WAIVER

Any failure by the Bank to object to or take action with respect to a breach of this Agreement or any Bank Security or upon the occurrence of an Event of Default shall not constitute a waiver of the Bank's right to take action at a later date on that breach. No course of conduct by the Bank will give rise to any reasonable expectation which is in any way inconsistent with the terms and conditions of this Agreement and the Bank Security or the Bank's rights thereunder.

                                   SCHEDULE A
                   ADDITIONAL TERMS AND CONDITIONS APPLICABLE
                                 TO ALL CREDITS


Calculation and Payment of Interest

1. Interest on loans/advances made in Canadian dollars will be calculated on a daily basis and payable monthly on the 22nd day of each month (unless otherwise stipulated by the Bank). Interest shall be payable not in advance on the basis of a calendar year for the actual number of days elapsed both before and after demand of payment or default and/or judgment.

2. Interest on loans/advances made in U.S. dollars will be calculated on a daily basis and payable monthly on the 22nd day of each month, (unless otherwise stipulated by the Bank). Interest shall be payable not in advance on the basis of a 360 day year for the actual number of days elapsed both before and after demand of payment or default and/or judgment. The rate of interest based on a 360 day year is equivalent to a rate based on a calendar year of 365 days of 365/360 times the rate of interest that applies to the U.S. dollar loans/advances.

Interest on Overdue Interest

3. Interest on overdue interest shall be calculated at the same rate as interest on the loans/advances in respect of which interest is overdue, but shall be compounded monthly and be payable on demand, both before and after demand and judgment.

Indemnity Provision

4. If the introduction or implementation of, or any change in, or in the interpretation of, or any change in its application to the Borrower of, any law or any regulation or guideline issued by any central bank or other governmental authority (whether or not having the force of law), including, without limitation, any reserve or special deposit requirement or any tax (other than tax on the Bank's general income) or any capital requirement, has due to the Bank's compliance the effect, directly or indirectly, of (i) increasing the cost to the Bank of performing its obligations hereunder or under any availment hereunder;
         (ii) reducing any amount received or receivable by the Bank or its effective return hereunder or in respect of any availment hereunder or on its capital; or (iii) causing the Bank to make any payment or to forgo any return based on any amount received or receivable by the Bank hereunder or in respect of any availment hereunder, then upon demand from time to time the Borrower shall pay such amount as shall compensate the Bank for any such cost, reduction, payment or forgone return (collectively "Increased Costs") as such amounts are calculated in a certificate reasonably prepared by the Bank. The Bank agrees to provide 90 day prior written notice of any such Increased Costs.

         In the event of the Borrower becoming liable for such Increased Costs, the Borrower shall have the right to prepay in full, without penalty, the outstanding principal balance under the affected credit other than the face amount of any document or instrument issued or accepted by the Bank for the account of the Borrower, including, without limitation, a Letter of Credit, a Letter of Guarantee or a Bankers' Acceptance. Upon any such prepayment, the Borrower shall also pay the then accrued interest on the amount prepaid and the Increased Costs to the date of prepayment together with such amount as will compensate the Bank for the cost of any early termination of its funding arrangements in accordance with its normal practices, as such amounts are calculated in a certificate reasonably prepared by the Bank.

Calculation and Payment of Bankers' Acceptance Fee

5. The fee for the acceptance of each Bankers' Acceptance will be payable on the face amount of each Bankers' Acceptance at the time of acceptance of each draft calculated on the basis of a calendar year for the actual number of days elapsed from and including the date of acceptance to the due date of the draft.

Calculation and Payment of Standby Fee

6. Standby fees shall be calculated daily and payable monthly on the basis of a calendar year for Canadian dollar credits and on the basis of a 360 day year for U.S. dollar credits from the date of acceptance by the Borrower of this Commitment Letter.

Environment

7. The Borrower agrees:

         (a) to obey all applicable laws and requirements of any federal, provincial, or any other governmental authority relating to the environment and the operation of the business activities of the Borrower;

         (b) to allow the Bank upon reasonable prior notice and at reasonable times access to the business premises of the Borrower to monitor and inspect all property and business activities of the Borrower;

         (c) to notify the Bank from time to time of any business activity conducted by the Borrower which involves the use or handling of hazardous materials or wastes or which increases the environmental liability of the Borrower in any material manner;

         (d) to notify the Bank of any proposed change in the use or occupation of the property of the Borrower prior to any change occurring;

         (e) to provide the Bank with immediate written notice of any environmental problem and any hazardous materials or substances which have an adverse effect on the property, equipment, or business activities of the Borrower and with any other environmental information requested by the Bank from time to time.

         (f) to conduct all environmental remedial activities which a commercially reasonable person would perform in similar circumstances to meet its environmental responsibilities and if the Borrower fails to do so, the Bank may perform such activities; and

         (g) to pay for any environmental investigations, assessments or remedial activities with respect to any property of the Borrower that may be performed for or by the Bank from time to time, subject to written approval by the Borrower, which will not be unreasonably withheld.

                  If the Borrower notifies the Bank of any specified activity or change or provides the Bank with any information pursuant to subsections (c), (d), or (e), or if the Bank receives any environmental information from other sources, the Bank, in its sole discretion, may decide that an adverse change in the environmental condition of the Borrower or any of the property, equipment, or business activities of the Borrower has occurred which decision will constitute, in the absence of manifest error, conclusive evidence of the adverse change. Following this decision being made by the Bank, the Bank shall notify the Borrower of the Bank's decision concerning the adverse change.

                  If the Bank decides or is required to incur expenses in compliance or to verify the Borrower's compliance with applicable environmental or other regulations, the Borrower shall indemnify the Bank in respect of such expenses, which will constitute further advances by the Bank to the Borrower under this Agreement, subject to the stipulations noted in subsection (g).

Initial Drawdown

8. The right of the Borrower to obtain the initial drawdown under the Credit(s) is subject to the condition precedent that there shall not have been any material adverse changes in the financial condition or the environmental condition of the Borrower or any guarantor of the Borrower.

Evidence of Indebtedness

9. The Bank's accounts, books and records constitute, in the absence of manifest error, conclusive evidence of the advances made under this Credit, repayments on account thereof and the indebtedness of the Borrower to the Bank.

Acceleration

10.      (a)      All indebtedness and liability of the Borrower to the Bank payable on demand, is repayable by the Borrower to the Bank at any time on demand;

         (b) All indebtedness and liability of the Borrower to the Bank not payable on demand, shall, at the option of the Bank, become immediately due and payable, the security held by the Bank shall immediately become enforceable, and the obligation of the Bank to make further advances or other accommodation available under the Credits shall terminate, if any one of the following Events of Default occurs:

                  (i) the Borrower or any guarantor fails to make when due, whether on demand or at a fixed payment date, by acceleration or otherwise, any payment of interest, principal, fees, commissions or other amounts payable to the Bank;

                  (ii) there is a breach by the Borrower or any guarantor of any other term or condition contained in this Commitment Letter or in any other agreement to which the Borrower and/or any guarantor and the Bank are parties;

                  (iii) any default occurs under any security listed in this Commitment Letter under the headings "Specific Security" or "General Security" or under any other credit, loan or security agreement to which the Borrower and/or any guarantor is a party;

                  (iv) any bankruptcy, re-organization, compromise, arrangement, insolvency or liquidation proceedings or other proceedings for the relief of debtors are instituted by or against the Borrower or any guarantor and, if instituted against the Borrower or any guarantor, are allowed against or consented to by the Borrower or any guarantor or are not dismissed or stayed within 60 days after such institution;

                  (v) a receiver is appointed over any property of the Borrower or any guarantor or any judgement or order or any process of any court becomes enforceable against the Borrower or any guarantor or any property of the Borrower or any guarantor or any creditor takes possession of any property of the Borrower or any guarantor;

                  (vi) any course of action is undertaken by the Borrower or any guarantor or with respect to the Borrower or any guarantor which would result in the Borrower's or guarantor's reorganization, amalgamation or merger with another corporation or the transfer of all or substantially all of the Borrower's or any guarantor's assets;

                  (vii) any guarantee of indebtedness and liability under the Credit Line is withdrawn, determined to be invalid or otherwise rendered ineffective;

                  (viii) any adverse change occurs in the environmental condition of:

                           (A)      the Borrower or any guarantor of the
                                    Borrower; or

                           (B) any property, equipment, or business activities of the Borrower or any guarantor of the Borrower.

Costs

11. All costs, including legal and appraisal fees incurred by the Bank relative to security and other documentation and the enforcement thereof, shall be for the account of the Borrower and may be charged to the Borrower's deposit account when submitted.

Judgment Currency

12. The obligations of the Borrower or any Guarantor shall be payable in (Canadian/US) Dollars. Such obligations shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency except to the extent to which such tender or recovery shall result in the effective receipt by the Bank of the full amount of (Canadian/US) Dollars so payable. Accordingly, the obligation of the Borrower shall be enforceable as an alternate or additional cause of action for the purpose of recovery in (Canadian/US) Dollars of the amount (if any) by which such effective receipt shall fall short of the full amount of (Canadian/U.S.) Dollars so payable and shall not be affected by any judgment being obtained for any other sum due hereunder.